UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
Of the Securities Exchange Act of 1934

Check the appropriate box:

[ ]	Preliminary Information Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2)
[X]	Definitive Information Statement

RADALE IMPORTS, INC.
(Name of Registrant As Specified In Its Charter)

Payment of Filling Fee (Check the appropriate box):

[X]	No fee required
[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

	1.	Title of each class of securities to which transaction applies: Common stock, par value $0.001.

	2.	Aggregate number of securities to which transaction applies: 40,000,000 shares of common stock.

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The transaction is a merger for the sole purpose of changing the registrant's domicile, and no filing fee is required to be paid.

	4.	Proposed maximum aggregate value of transaction: No value.

	5.	Total fee paid: None.

[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2)
and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:
	2.	Form, Schedule or Registration Statement No.:
	3.	Filing Party:
	4.	Date Filed:

DEFINITIVE COPY

INFORMATION STATEMENT

RADALE IMPORTS, INC.
P.O. Box 1990
Rancho Santa Fe, CA 92067
Telephone: (858) 756-3011

This Information Statement is furnished to stockholders in connection with the proposed taking of certain action by the written authorization or consent of persons holding a majority of the outstanding shares of common stock of Radale Imports, Inc., a California corporation (“our company”). Management shareholders holding more than 50 percent of our outstanding voting shares have already given their written approval of the transaction. It is not necessary for the company to call a special meeting of stockholders to consider the proposed reorganization. Your approval is not required and is not being sought.

Regulations of the U.S. Securities and Exchange Commission (the “Commission”) require that we transmit an Information Statement containing certain specified information to every holder of our common stock that is entitled to vote or give an authorization or consent with regard to any matter to be acted upon and from whom proxy authorization or written consent is not solicited. This Information Statement must be mailed at least 20 calendar days prior to the earliest date on which the corporate action may be taken. This Information Statement is being mailed to our stockholders on or about May 12, 2005 to our stockholders of record of April 8, 2005.

We Are Not Asking You for a Proxy, and You Are Requested Not To Send Us a Proxy.

Summary Term Sheet

We have entered into a Merger Agreement with a Nevada corporation also named “Radale Imports, Inc.” (herein, “Radale Nevada”) just as we are named:

•	Radale Nevada is a wholly-owned subsidiary of our company.
•	Its Articles of Incorporation and our Articles of Incorporation are similar in every substantial way.
•	The sole purpose of the merger is to change our domicile from California to Nevada.
•	Radale Nevada shall be the surviving entity of the merger.
•	In the merger, all outstanding shares of our common stock will convert into an identical number of shares of common stock of Radale Nevada.

See “Transaction Information” below for a more detailed discussion of the terms of the merger.

Voting Securities and Principal Holders Thereof

On April 8, 2005 there were 2,138,150 shares of our common stock outstanding. This Information Statement is being sent to the record holders of our common stock on April 8, 2005. Members of our management and two other persons hold 1,468,700 shares of our common stock, which is 68.7 percent of the outstanding shares, and have given their written consent to the Merger Agreement.

The table below sets forth, as of April 8, 2005, the number of shares of common stock of Radale Imports beneficially owned by each officer and director of Radale Imports individually and as a group, and by each owner of more than five percent of the common stock.

Person	No. of Shares	Percent of Outstanding Shares
Lee D. Dodson 429 Santa Dominga Solana Beach, CA 92075	650,000	30.4%
Ken Swanson P.O. Box 2822 Rancho Santa Fe, CA 92067	123,400	5.8%
Gary E. Bryant (2) 16 Carmel Woods Laguna Niguel, CA 99267	445,300	20.8%
Mayuri Pujara 4325 Larson Lane Carlsbad, CA 92008	463,000	21.7%
Thomas J. Kenan (1) 212 N.W. 18th Street Oklahoma City, OK 73103	250,000	11.7%
Officers and Directors As a Group (2 persons)	773,400	36.2%
________________________

(1)	125,000 of these shares are held of record by the Marilyn C. Kenan Trust. Marilyn C. Kenan is the spouse of Thomas J. Kenan.

(2)
These shares are held of record as follows: Gary E. Bryant - 241,000 shares; Suzanne Bryant, Mr. Bryant’s spouse - 3,000 shares; Gary E. Bryant, custodian for the benefit of Jan Cecil Bryant - 1,000 shares; Gary E. Bryant, custodian for the benefit of Chase E. Palm - 200 shares; Newport Capital Consultants, Inc., a corporation under the control of Mr. Bryant - 100,000 shares; and 100,000 shares held in a brokerage account.

Changes in Control

There are no arrangements, which may result in a change in control of Radale Imports.

Transaction Information

The name, mailing address and telephone number of both our company and Radale Nevada are as follows:

Radale Imports, Inc.
P.O. Box 1990
Rancho Santa Fe, CA 92067
Telephone: (858) 756-3011

Business conducted. We were organized to conduct an import-export business with India relating to certain automotive vehicle parts. Our president, a native of India, possessed all the corporation’s personal contacts for the conduct of this business. After his unexpected death, we were unable to successfully conduct the business with India and abandoned all efforts to do so. We have searched for a substitute business but have not yet found one.

We formed Radale Nevada solely as a vehicle for our change of domicile from California to Nevada. Our business will become the business of Radale Nevada after the merger. The directors and officers of our company will become the directors and officers of Radale Nevada.

Terms of the transaction. Our company and Radale Nevada will merge. Radale Nevada will be the surviving corporation. All outstanding shares of common stock of our company will convert in the merger to the same number of shares of common stock of Radale Nevada. Both companies have the same number of authorized shares of common stock (40 million) and the same number of authorized shares of preferred stock (10 million). After the merger there will be the same number of shares of common stock outstanding. There are no outstanding shares of preferred stock of our company, and after the merger there will be no outstanding shares of preferred stock.

Reasons for engaging in the transaction. We are considering making offers to acquire controlling interests in one or more closely-held corporations in consideration of our issuance of common stock to the shareholders of the other corporations. California law - the law under which we are incorporated and which controls our procedures - requires advance shareholder approval of such transactions; Nevada law does not. We can more easily and more quickly effect such acquisitions under Nevada law. We do not have any agreements or letters of intent to effect any such acquisition, nor have we made any offers or entered into negotiations with any company to make such an acquisition.

Vote required for approval of the transaction. A majority of the outstanding shares of common stock must approve the merger if it is to be approved without a shareholders’ meeting. The written approval of the merger has been obtained from members of our management and others who are the record holders or control a majority of the outstanding shares of our common stock. There are no outstanding shares of our authorized preferred stock.

Material differences in California corporation law and Nevada corporation law as respects the rights of security holders. There are several material differences in the rights of shareholders of California corporations as compared with the rights of shareholders of Nevada corporations. The following compares material differences in the laws of the two states:

California Corporation Code	Nevada Corporation Law

Reverse stock split: Shareholder approval by a majority of the voting shares is required.	Reverse stock split: No shareholder approval is required if the authorized shares are correspondingly decreased.
Exchange reorganization: Shareholder approval required for transactions where an issuing corporation acquires control of another corporation by acquiring shares of the other corporation directly from shareholders of that corporation in exchange for shares of the issuing corporation.
Exchange reorganization: No shareholder approval required.
Types of consideration approved for purchase of stock: Stock cannot be issued for future services to be performed or for promissory notes (unless notes are adequately secured by collateral other than the securities to be acquired)
Types of consideration approved for purchase of stock: Stock can be issued for contracts for services to be performed and for promissory notes.
Dividends or distributions to shareholders: Directors may authorize only (1) if retained earnings equals or exceeds the distribution or (2) after giving effect to the distribution, the sum of tangible assets is at least equal to 11/4 times liabilities and current assets at least equals current liabilities or if average earnings before taxes and interest expense for last two fiscal years were less than average interest expense, then such average earnings must at least equal 11/4 times current liabilities.

Dividends or distributions to shareholders: Directors may authorize unless (1) corporation could not pay its debts as they become due in ordinary course of business or (2) after giving effect to the distribution, total assets would be less than total liabilities plus any amount needed to satisfy the preferential rights on dissolution of stockholders whose rights are superior to those that receive the distribution.

Removal of directors: directors may remove a director that has been declared of unsound mind or convicted of a felony. Shareholders may remove a director without cause by majority vote. But if cumulative voting is authorized, the shareholder vote against removal must not equal or exceed the number of votes that would have been sufficient to elect the director had they been voted cumulatively at the last election of directors.
Removal of directors: Shareholders may remove a director by a 2/3rds vote of all the voting stock.

Accounting treatment of the transaction. The merger will be treated as a recapitalization of our company. Our financial statements will become the historical financial statements of the surviving corporation, Radale Nevada.

Federal income tax consequences of the transaction. The transaction is a tax-free business reorganization between two corporations. The federal income tax basis of each of our shareholders will become the income tax basis of the acquired shares of common stock of Radale Nevada.

Provisions in the charters or bylaws that would delay, defer or prevent a change in control of the corporations. There are no provisions in the charters or bylaws of either corporation that would delay, defer or prevent a change in control of the corporation.

Regulatory approvals. There are no federal or state regulatory requirements that must be complied with or approval must be obtained in connection with the transaction.

RADALE IMPORTS, INC.

By:	/s/ Lee Dodson
Lee Dodson
President